Putnam Dynamic Asset Allocation Growth Fund, September 30, 2013, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	12,968
Class B	456
Class C	608
Class M	166

72DD2 (000s omitted)

Class R	147
Class R5	0
Class R6	0
Class Y	2,453

73A1

Class A	0.160
Class B	0.050
Class C	0.063
Class M	0.089

73A2

Class R	0.128
Class R5	0.171
Class R6	0.177
Class Y	0.194

74U1 (000s omitted)

Class A	77,922
Class B	7,754
Class C	9,642
Class M	1,778

74U2 (000s omitted)

Class R	1,045
Class R5	4
Class R6	1,555
Class Y	7,982

74V1

Class A	15.60
Class B  	15.28
Class C   14.94
Class M	15.30

74V2

Class R   15.33
Class R5  15.76
Class R6  15.77
Class Y	15.73

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.